                                                                         Exhibit 10.1

The William Carter Company Severance Plan
Summary of Benefits

Overview

The William Carter Company has established The William Carter Company Severance Plan (the “Plan”) to provide severance benefits to eligible employees of The William Carter Company and its direct and indirect subsidiaries who are involuntarily separated from employment under qualifying conditions.  The William Carter Company and its direct and indirect subsidiaries are sometimes referred to together in this summary as the “Company.”   This Plan is effective July 15, 2008 and will supersede and replace all prior severance plans. This summary describes, in non-technical language, the main provisions of the Plan.  Please read it carefully. It is important to remember that some features of the Plan are not described in this summary and that the official Plan document legally governs the operation of the Plan.  In the event that there is a conflict between the information contained in this summary and the terms of the Plan, the terms of the Plan will control.

Covered Employees

Generally, you will be eligible to receive severance benefits under the Plan if your employment with the Company is terminated in a Covered Termination (as described below).  If, however, you are in one of the following categories, you are not eligible for severance benefits under the Plan:

a.	Employees classified as temporary, occasional, on-call, or seasonal;

b.	Employees covered by a collective bargaining agreement; and

c.	Employees employed pursuant to a written employment contract for a definite term of employment.

The Company’s characterization of your employment with the Company will be final and binding even if a court or administrative agency makes a different determination.

Covered Terminations

To be eligible for severance pay, your employment with the Company  must be involuntarily terminated due to one of the following:

a.	Permanent shutdown or closing of a facility with no offer to transfer;

b.	Sale of the facility to another company and you are not offered continued employment with the purchaser of the facility; or

c.	Elimination of your job position without available reassignment.

Exception:  A Covered Termination will also include a voluntary termination when you decline a transfer or relocation to a principal work location that is more than 35 miles from your current principal work location.

This Plan shall not be construed to include as a Covered Terminations a termination of employment due to death, retirement, voluntary (except as noted above), or involuntary termination by the Company for misconduct or failure to meet job performance expectations.

Conditions

Severance payments are subject to the following conditions:

1.
You must sign and return to the Company a release agreement in a form to the reasonable satisfaction of the Company releasing the Company from all claims or liabilities relating to your employment or termination of employment; and must not revoke the Agreement within the seven (7) day period provided in the Agreement.

2.
You must return all Company property, including, but not limited to, keys, credit cards, documents, records, identification cards, office equipment, portable computers, car/mobile telephones, pagers, hand held electronic devices, and parking cards, to the Company on the last day of employment.

3.	You must execute such documents as are necessary to assign to the Company all rights to inventions, patents, or other intellectual property belonging to the Company.

4.
You must not disclose confidential information or trade secrets of the Company.  "Confidential information" includes, but is not limited to, information, knowledge, or data concerning any technique, plan, procedure, process, apparatus, method, or product manufactured, used, or developed by the Company; information about suppliers and/or customers of the Company; information about the finances of the Company and information which is a trade secret.  If you violate this condition, all severance payments will cease immediately.

5.	You must not recruit or solicit employees to leave the employment of the Company while receiving severance payments. If you violate this condition, all severance payments will cease immediately.

6.	If you are rehired by the Company before the end of the severance period, in any position, all severance pay will cease immediately.

Severance Payments

The amount of severance pay you will receive is based on three (3) factors: (1) your years of continuous service; (2) your classification; and (3) whether you were employed by Oshkosh B’Gosh, Inc. as of July 14, 2005.

A	Years of Continuous Service. You will be credited with one year of continuous service for each twelve (12) month period of continuous employment with the Company.

B	Amount of Severance Pay.

1.
Salaried exempt employees.  Salaried exempt employees will receive one week of severance pay for each year of continuous service, with a minimum of two (2) weeks of severance and a maximum of twenty-six (26)* weeks of severance.  A week of severance pay is calculated by dividing the employee's annual base salary by 52 weeks and multiplying the amount by the number of years of continuous service.  Bonuses, commissions, overtime, and other compensation are not included in the calculation of severance pay

*Note:  In the case of a change of control in the Company (acquisition, merger, takeover, etc.) the 26 weeks maximum cap will be changed to a maximum of 52 weeks for exempt salaried employees if a covered termination occurs within 2 calendar years of the change of control.

2.
Non-exempt and Hourly Employees.  Non-exempt and hourly employees will receive one week of severance pay for each year of continuous service with a minimum of two (2) weeks of severance and a maximum of eight (8) weeks of severance pay.  A week of severance pay is based on the standard hours per week, excluding overtime, bonuses or commissions.

3.
Certain Oshkosh B’Gosh Employees.  Certain employees who were employed with Oshkosh B’Gosh, Inc. as of July 14, 2005 when Oshkosh B’Gosh, Inc. was acquired by the Company  will be eligible to elect optional  severance pay and outplacement assistance computed on the basis of the employee’s job status, base wages, and years of service as of July 14, 2008.  Attached as Appendix A is the schedule for optional severance pay and outplacement assistance  for certain employees who were employed by Oshkosh B’Gosh, Inc. as of July 14, 2005.  Employees of retail stores are specifically excluded from this enhanced severance pay.

C.
Distribution.  Severance payments will begin on the first payroll period after all of the conditions to payment have been satisfied and will be paid according to normal payroll practices  until the severance is fully paid.  The Company may elect, in its sole discretion, to make severance payments as a lump sum payment.

D.	Tax Treatment. Severance payments are subject to required federal and state income and employment tax and withholdings.

E.	Payments Made By Mistake. You shall be required to return to the Plan Administrator any severance payments, or portion thereof, made due to a mistake of fact or law.

F.
No Assignment.  Under no circumstances may severance payments be subject to anticipation, alienation, pledge, sale, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause any such severance payments to be so subjected shall not be recognized, except to such extent as may be required by law.

Other Benefits

All benefits cease at date of termination or on the date provided by the plan documents for such benefits.  Coverage for medical, dental, and vision insurance may be continued under COBRA.  Group life insurance may be continued pursuant to the terms and conditions of that  plan.

In addition to the severance payments described above, during the period of severance, you can receive medical, dental, vision, or group life insurance coverage for you (and any eligible dependants) at the cost of the employee-portion of such coverage.  In order to receive the Company’s subsidy for these benefits, you (and any dependants) must qualify for continued coverage under the terms and conditions of the plans or by law; must elect to continue the coverage; and must pay through payroll deduction the employee-portion of such coverage.  The Company’s subsidy for these benefits will expire with the end of the severance payments.

Plan Administrator

The Company, acting through its Senior Vice President of Human Resources, shall serve as the "Plan Administrator" of the Plan.  The Plan Administrator shall have the sole discretionary authority to determine eligibility for severance payments, to construe the terms of the Plan, including the making of factual determinations, and to make such exceptions to the Plan as may be appropriate and necessary.  The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the interpretation, application, and administration of the Plan.

Plan Amendment or Termination

The Plan may be amended or terminated in any respect at any time, retroactively or otherwise, either by the Company's Executive Committee or in a writing signed by the President and Chief Executive Officer of the Company.  Notwithstanding the foregoing, no amendment of the Plan may reduce the severance pay of any employee who has previously executed the Agreement and complied with the conditions as set forth in the Plan.

Representations Contrary to the Plan

No employee, officer, director, or agent of the Company has the authority to alter, vary, modify, or waive the terms or conditions of the Plan, except as set forth above.  No verbal or written representations that are in addition to or contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator, or the Company.

No Employment Rights

The Plan shall not confer employment rights upon any person.  No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company, and nothing in the Plan shall restrict the right of the Company to terminate the employment of any employee at any time.

Applicable Law and Severability

The Plan shall be governed and construed in accordance with the law of the state of Georgia and the Employee Retirement Income Security Act of 1974, as amended.  If any provision of the Plan is found, held, or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

General Information

Plan Name

The official name of the Plan is “The William Carter Company Severance Plan”.  The Plan is a welfare plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Benefits provided under welfare plans are not insured by the Pension Benefit Guaranty Corporation.

Plan Sponsor
Carter’s, Inc.
1170 Peachtree Street, Suite 900
Atlanta, GA  30309

The participating affiliated companies are:

OshKosh B’Gosh, Inc.
Carter’s Retail, Inc.
TWCC Product Development and Sales, Inc.
OBG Distribution Company, LLC

Plan Numbers

The Plan is identified by the following numbers under IRS rules:

The Plan Number assigned to the Plan by Carter’s, Inc. is 506.

The William Carter Company’s Employer Identification Number, assigned by the IRS,   is 04-1156680.

Plan Year

The records of the Plan are kept on the basis of a “plan year” which is generally the 12-month period beginning each January 1.

Source of Payments

All payments under the Plan are made from the general assets of the Company.  Covered Employees are not required or permitted to make any contributions to the Plan.

Plan Administration

The “Plan Administrator” is The William Carter Company, acting through the Company’s   Senior Vice President of Human Resources.  The Administrator has the responsibility to make and enforce any necessary rules for the Plan and to interpret the Plan provisions uniformly for all Covered Employees.  If it is necessary for you to communicate the Plan Administrator regarding the Plan, you should submit your written comments or requests to The William Carter Company or the Plan Administrator in care of The William Carter Company at the following address:

Carter’s, Inc.
1170 Peachtree Street, Suite 900
Atlanta, GA  30309

The telephone number is 404-745-2700.

The Administrator is the Plan’s agent for service of legal process.

Benefit Claims Procedures

Filing A Claim

Generally, you do not need to make a claim for your benefits under the Plan.  You or your authorized representative, however, may file a written claim with the Administrator for any benefits to which you believe you are entitled and have not received.

Administrator’s Decision

Within 90 days after the receipt of a claim, the Administrator will provide you or your representative with written notice of its decision on the claim.  If, because of special circumstances, the Administrator cannot render a decision on a claim within the 90-day period, the Administrator may extend the period in which to render the decision, up to 180 days after receipt of the written claim.  The Administrator will provide you with a written notice of the extension, before the end of the initial 90-day period, which indicates the special circumstances requiring the extension and the expected decision date.  If the claim is wholly or partially denied, the written notice of the decision will inform you of:

(a)	the specific reasons for the denial;

(b)	the specific provisions of the Plan upon which the denial is based;

(c)	any additional material or information necessary to perfect the claim and reasons why such material or information is necessary; and

(d)	the right to request review of the denial and how to request such review.

If written notice of the decision is not given to you within 90 days after the Administrator’s receipt of a claim, plus extensions, the claim will be deemed to be denied for purposes of your right to request a review of the denial.

Request for Review of Denied Claim

Within 60 days after the receipt of written notice of a denial of all or a portion of a claim, you or your authorized representative may request a review of the denial, by a writing filed with the Administrator.  Written issues and comments may be submitted to the Administrator along with the review request.  During the 60-day period following notice of the denial, you or your authorized representative may examine the Plan and any other document upon which the denial is based.

       Review of Denied Claim

Upon receipt of a request for review of a claim denial, the Administrator will undertake a full and fair review of the claim denial and provide you with written notice of its decision within 60 days after receipt of the review request.  If, because of special circumstances, the Administrator cannot make a decision within the 60-day period, the Administrator may extend the period in which to make the decision up to 120 days after receipt of the review request.  The Administrator will provide you with a written notice of the extension, before the end of the 60-day period, which indicates the special circumstances requiring the extension and the expected decision date.

The written notice of the Administrator’s decision will inform you of the specific reasons for the decision and the specific provisions of the Plan upon which the decision is based.  If written notice of the decision is not given to you within the initial period, plus extensions, the claim will be deemed denied on review.  Except as may be otherwise required by law, the decision of the Administrator on review of the claim denial will be binding on all parties.

Statement of ERISA Rights

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

•
Examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites, all Plan documents, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public disclosure Room of the Pension and Welfare Benefit Administration.

•
Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updates of the summary plan description.  The administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decisions without charge, and to appeal any denial, all within certain time schedules.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a State or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C.  20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

Appendix A
Optional Severance Pay and Benefits for Certain Employees
Employed by Oshkosh B’Gosh, Inc. as of July 14, 2005

Employees who were employed with Oshkosh B’Gosh, Inc. as of July 14, 2005, and who are eligible for severance benefits due to a covered termination  may elect to receive either (a) severance pay and benefits under The William Carter Company Severance Plan or (b) severance pay and outplacement assistance calculated by using the employee’s job status, base wages, and years of service as of July 14, 2008, in accordance with the following schedule.  Employees of retail stores are specifically excluded.

Status	Formula (Weeks of Severance per year of service as of July 14, 2008)	Min Wks	Max Wks	Outplacement (# days)

Nonexempt Employees	1	4	12	30
Exempt	2	4	16	60
Managers (not bonus eligible)	2	8	26	60
Directors or Bonus Eligible Managers	4	16	36	90
Senior VP/VP	N/A	N/A	52	90